Filed Pursuant to Rule 433
Registration No. 333-259121

Final Term Sheet
March 24, 2022

THE HOME DEPOT, INC.
$500,000,000 2.700% Notes due April 15, 2025
$750,000,000 2.875% Notes due April 15, 2027
$1,250,000,000 3.250% Notes due April 15, 2032
$1,500,000,000 3.625% Notes due April 15, 2052

Issuer:	The Home Depot, Inc.

Expected Ratings (Moody’s/S&P/Fitch)*:	A2/A/A

Trade Date:	March 24, 2022

Settlement Date (T+2):	March 28, 2022

Title of Securities:	2.700% Notes due April 15, 2025	2.875% Notes due April 15, 2027	3.250% Notes due April 15, 2032	3.625% Notes due April 15, 2052

Principal Amount:	$500,000,000	$750,000,000	$1,250,000,000	$1,500,000,000

Maturity Date:	April 15, 2025	April 15, 2027	April 15, 2032	April 15, 2052

Treasury Benchmark:	1.750% due March 15, 2025	1.875% due February 28, 2027	1.875% due February 15, 2032	1.875% due November 15, 2051

Benchmark Yield:	2.360%	2.390%	2.361%	2.544%

Spread to Benchmark:	40 bps	60 bps	95 bps	120 bps

Reoffer Yield:	2.760%	2.990%	3.311%	3.744%

Price to Public:	99.825%	99.464%	99.481%	97.863%

Coupon:	2.700% per annum	2.875% per annum	3.250% per annum	3.625% per annum

Interest Payment Dates:	Semi-annually on each April 15 and October 15, commencing on October 15, 2022.	Semi-annually on each April 15 and October 15, commencing on October 15, 2022.	Semi-annually on each April 15 and October 15, commencing on October 15, 2022.	Semi-annually on each April 15 and October 15, commencing on October 15, 2022.

Optional Redemption:	Prior to March 15, 2025, make-whole call at T+10 bps; par call on and after March 15, 2025.	Prior to March 15, 2027, make-whole call at T+10 bps; par call on and after March 15, 2027.	Prior to January 15, 2032, make-whole call at T+15 bps; par call on and after January 15, 2032.	Prior to October 15, 2051, make-whole call at T+20 bps; par call on and after October 15, 2051.

Day Count Convention:	30/360	30/360	30/360	30/360

CUSIP/ISIN:	437076CM2 / US437076CM21	437076CN0 / US437076CN04	437076CP5 / US437076CP51	437076CQ3 / US437076CQ35

Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:	BNY Mellon Capital Markets, LLC
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Fifth Third Securities, Inc.
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
RBC Capital Markets, LLC
Siebert Williams Shank & Co., LLC
TD Securities (USA) LLC
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
Samuel A. Ramirez & Company, Inc.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) Barclays Capital Inc. toll-free at 1-888-603-5847, (ii) BofA Securities, Inc. toll-free at 1-800-294-1322, (iii) J.P. Morgan Securities LLC collect at 1-212-834-4533 or (iv) Morgan Stanley & Co. LLC toll-free at 1-800-718-1649.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.